Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This is a confidential Employment Separation Agreement and Release (“Agreement”) between you, Scott Youmans (“Employee”) and us, Atossa Genetics, Inc. (“Atossa”) (referred to in this agreement as the “Company,” “Employer,” “us” or “we”). This Agreement is dated for reference purposes the 3rd day of February 2016, which is the date we delivered this agreement to you for your consideration.

RECITALS

A.           Employee has been continuously employed by Employer in an at-will capacity since September 2, 2014 in the current capacity of Chief Operating Officer

B.           Employee has decided to terminate Employee’s employment with Employer, but both parties desire to establish a transition period during which time Employee will transition his duties.

C.           Employee and Employer wish to enter into an agreement to terminate the employment relationship and to clarify and resolve any disputes that may exist between them, including any arising out of the employment relationship and its termination, and the continuing obligations of the parties to each other following the end of the employment relationship.

1.           Separation from Employment. Your employment by us will terminate effective February 12, 2016 (the “Separation Date”). You must sign this Agreement, no earlier than the day after your Separation Date.

2.           Payment. In exchange for your agreeing to the release of claims and other terms in this Agreement, we will pay you separation pay equivalent to four (4) weeks of pay, of your normal base salary. This will be paid in the lump sum amount of $23,920.00 less legally required payroll deductions. In addition, Atossa will extend the date by which you have the right to exercise your stock options to February 12, 2017. You acknowledge and agree that you are not otherwise entitled to separation pay, nor is the Company otherwise obligated to pay it. We will pay this separation pay to you in the normal payroll processing schedule after the Effective Date of this Agreement as set forth in Section 16 below. The Company shall issue a W-2 form to you for the separation payment. You acknowledge that we are not obligated to make these payments to or on your behalf unless you agree to the terms in this Agreement.

3.           COBRA Continuation Coverage. Your normal employee participation in the Company’s group health coverage terminated or will terminate on the last day of the month in which the Separation Date fell. Continuation of group health coverage thereafter will be made available to you and your dependents pursuant to applicable law (COBRA). Continuation of group health coverage is entirely at your expense, as provided under COBRA.

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4.           Termination of Benefits. Your participation in all other employee benefit plans and programs ended or will end either (a) on the Separation Date, or (b) on the last day of the month in which the Separation Date fell, if so provided in the applicable benefit plan or program; provided that the end of your participation in any pension benefit plan(s) in which you may have participated will be determined in accordance with the written plan documents governing those plan(s).

5.           Full Payment. On the next regular payday after the Separation Date, we will pay you: (a) your normal wages for the most recent pay period through the Separation Date; and (b) your accrued but unused PTO benefits, if any, subject to legally required deductions and withholdings. In addition, we will pay you one-half of your earned 2015 bonus ($40,186). The remaining earned 2015 bonus will be paid in equal installments over the course of six months. We will make these payments to you without regard to whether you sign this Agreement. You acknowledge that these payments, together with the payments you have already received, represent full payment of all compensation and benefits of any kind (including wages, salary, vacation, sick leave, commissions, bonuses, incentive compensation and equity participation) that you earned as a result of your employment by us, including pay for all hours worked. In addition, any and all agreements to pay you compensation or benefits of any kind are terminated. We owe you, and shall owe you, no further compensation or benefits of any kind, except as set forth herein.

6.           Release of Claims. You hereby release (a) the Company and its parents, subsidiaries, affiliates, insurers, insurance policies and benefit plans, (b) each of the past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys of the foregoing entities and plans, and (c) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the time you signed this Agreement.

The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of agreements, representations or policies related to your employment, claims in anyway related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind, including but not limited to vacation, overtime, separation pay, commissions, bonuses, incentive compensation, and profit sharing claims, claims of willful withholding of wages, claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

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Without limiting the generality of the foregoing, you specifically waive any rights or claims that you may have under the Washington Law Against Discrimination (RCW 49.60), the Washington Prohibited Employment Practices Law (RCW 49.44), the Washington Minimum Wage Act (RCW 49.46), the Washington Industrial Welfare Act (RCW 49.12), the Washington Agricultural Labor Law (RCW 49.30), the Washington Hours of Labor Law (RCW 49.28), Washington’s statutes related to wages (including RCW 49.48 and RCW 49.52), the Washington Veterans Employment and Reemployment Act (RCW 73.16), the Washington Military Family Leave Act (RCW 49.77), the Washington Domestic Violence Leave Law (RCW 49.76), the Washington Little Norris-LaGuardia Act (RCW 49.32), the Washington Fair Credit Reporting Act (RCW 19.182), the Washington Electronic Privacy Act (RCW 9.73), the Washington Family Care Act, the Civil Rights Act of 1870 (42 U.S.C. § 1981), the Civil Rights Act of 1871 (42 U.S.C. § 1983), the Equal Pay Act of 1963, the Civil Rights Act of 1964 (including Title VII of that Act), the Age Discrimination in Employment Act of 1967 (ADEA), the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990 (ADA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and all similar federal, state and local laws.

You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Agreement. (The prior two sentences shall not apply to a charge of discrimination, lawsuit or arbitration to the extent it is brought under the federal Age Discrimination in Employment Act of 1967 (ADEA) and challenges the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act (OWBPA), and nothing in this Agreement shall cause you to be liable for damages, attorneys’ fees, costs or disbursements in connection with any such charge of discrimination, lawsuit or arbitration to the extent it is so brought. However, if this Agreement is found to be knowing and voluntary under the OWBPA, your release and waiver of claims under the ADEA, as provided in the prior and following paragraphs, shall be fully effective.) You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Agreement.

You represent and warrant that you have all necessary authority to enter into this Agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any other third party.

The foregoing notwithstanding, this Agreement does not waive your rights, if any, to receive ERISA-covered benefits (e.g., retirement or medical benefits) that are vested pursuant to a formally-adopted and properly-authorized written benefit plan. This Agreement also does not waive unemployment compensation benefits, workers’ compensation benefits or any other rights that may not lawfully be released by a private agreement.

You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You acknowledge, for example, that you may learn that you have suffered injuries of which you are not presently aware. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this release is fairly and knowingly made.

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7.           Rights Not Waived. Regardless of any term stated in any other section of this agreement:

i.           This Agreement does not waive your rights, if any, to receive ERISA-covered benefits (e.g., pension or medical benefits) that are vested pursuant to a formally-adopted and properly-authorized written benefit plan.

ii.           This Agreement does not waive unemployment compensation benefits, workers’ compensation benefits or any other rights that may not lawfully be released by a private agreement.

iii.           Nothing in this Agreement prevents you from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the EEOC, NLRB, DOL, SEC, or any other governmental agency; but as to all of the claims that you have released as provided in this Agreement, you are waiving your right to receive any individual relief in any such investigation or proceeding.

iv.           Nothing in this Agreement prevents you from (a) providing truthful testimony in any legal proceeding to which you are a party, (b) providing truthful testimony or information if you are legally compelled or required to do so, (c) providing truthful information in any charge or complaint with the EEOC, NLRB, DOL SEC, or other governmental agency, or (d) providing truthful information in the course of participating in an investigation or proceeding conducted by the EEOC, NLRB, DOL, SEC, or any other governmental agency.

v.           Nothing in this Agreement prevents you from taking any action to challenge the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act (OWBPA). This includes, without limitation, that this Agreement does not prevent you from filing or pursuing a charge of discrimination, lawsuit or arbitration to the extent it is brought under the federal Age Discrimination in Employment Act of 1967 (ADEA) and challenges the knowing and voluntary nature of this Agreement under the OWBPA. Further, nothing in this Agreement shall cause you to be liable for damages, attorneys’ fees, costs or disbursements in connection with any such charge of discrimination, lawsuit or arbitration to the extent it is so brought. However, if this Agreement is found to be knowing and voluntary under the OWBPA, your release and waiver of claims under the ADEA, as provided in this Agreement, shall be fully effective.

8.           Workers Compensation Claims. You acknowledge and agree that you have already filed workers’ compensation claim(s) for any and all on-the-job injuries you suffered while employed by us, and that you have not suffered any on-the-job injuries for which you have not already filed a workers’ compensation claim.

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9.           Company Materials. You represent and warrant that you have returned all Company property including all keys, credit cards, cell phones, computer equipment, files, documents, client information and other items that belong to us. You further represent and warrant that you have returned to us or destroyed all information and documents that you obtained from the Company or from the Company’s employees or agents, other than records of your compensation and benefits and information that is generally known to the public.

10.           Other Operative Agreements. You acknowledge signing Development, Confidentiality, Nondisclosure and Noncompetition Agreement, on or about your date of hire and agree to abide by the terms of this agreement. In addition, and without limitation, except as provided in Paragraph 7, herein, you hereby agree to keep confidential, and not use or disclose to any person, any information not generally known to the public related to the Company or its business.

11.           No Disparagement; Reference Checks. You will not make (or direct anyone to make) any negative or derogatory comment to any third party, including current employees, consultants, customers and prospects of the Company and the press, regarding the Company, its business, products or related activities, your relationship with the Company, or the termination of that relationship (except as provided in Paragraph 7). You will not encourage any third parties to sue the Company.

12.           Cooperation Regarding Other Claims. If any claim is asserted by or against the Company as to which you have relevant knowledge, you will reasonably cooperate with the Company in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by the Company.

13.           No Interference. You will not, apart from good faith competition, interfere with the Company’s relationships with its customers, employees, vendors, bankers or others.

14.           Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Agreement. You acknowledge that you have had an adequate opportunity to do so.

15.           Consideration Period. You have 21 calendar days from the date this Agreement is given to you to consider this Agreement before signing it. You may use as much or as little of this 21-day period as you wish before signing as long as you wait to sign until the day after your Separation Date. If you choose to sign this Agreement, return the document with original signature to the attention of Delly Behen, Sr. Director, Human Resources, at 2300 Eastlake Ave. E., Suite 200, Seattle, WA 98102. If you do not sign, date and return this Agreement within this 21-day period you will not be eligible to receive the benefits described in this Agreement. You agree that any changes the Company may agree to make to this Agreement after first offering it to you for your consideration will not restart the running of this 21-day period.

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16.           Revocation Period and Effective Date. You have seven (7) days after the day you sign this Agreement to revoke it. To revoke this Agreement after signing it you must provide a written notice of revocation to Delly Behen, Sr. Director, Human Resources, 2300 Eastlake Ave. E., Suite 200, Seattle, WA 98102 before the seven-day period expires. This Agreement shall not become effective until the eighth (8th) day after the day you sign it (the “Effective Date”). If you revoke this Agreement it will not become effective or enforceable and you will not receive the benefits described in this Agreement.

17.           Additional Information. Attached to this Agreement is a schedule listing the job titles and ages of the people whose employment we have terminated as part of this reduction in force, and the job titles and ages of all people in the decisional unit whose employment we have not terminated as part of this reduction in force.

18.           Confidentiality of Offers and Settlement. Except as otherwise required by law, you will keep confidential the existence and terms of this Agreement, and the existence and terms of all settlement offer(s) made between you and the Company, and will not disclose them to any third party. The foregoing notwithstanding, you may disclose these terms to your spouse, legal counsel, accountants and tax advisors, but only after you have obtained their agreement, for the benefit of the Company, to abide by this confidentiality agreement. If you breach this paragraph, you will be liable to the Company in the amount of $2,500 as liquidated damages for each breach. If it becomes necessary to admit any terms of this Agreement as evidence in a court proceeding, the parties shall take all steps available to maintain the confidentiality of this Agreement to the fullest extent possible, such as by filing and referring to only limited portions of this Agreement (in a redacted form), and/or obtaining leave of court to file this Agreement or its terms under seal.

19.           Severability. If any part or aspect of this Agreement is held to be unenforceable, it shall not affect any other part or aspect. If any part or aspect of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

20.           Governing Law; Venue. This Agreement is governed by the laws of the state of Washington that apply to contracts executed and to be performed entirely within the state of Washington. Venue and jurisdiction of any lawsuit involving this Agreement shall exist exclusively in state and federal courts in King County, Washington.

21.           Headings Not Controlling. The headings in this Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.

22.           Attorneys’ Fees. In any dispute involving this Agreement, the party who substantially prevails shall be entitled to recover reasonable attorneys’ fees, costs and disbursements from the other party, except as set forth above.

23.           No Reliance. You acknowledge that you have had the opportunity to conduct an investigation into the facts and evidence relevant to your decision to sign this Agreement. You acknowledge that, in deciding to enter into this Agreement, you have not relied on any promise, representation, or other information not contained in this Agreement. By entering into this Agreement, you are assuming all risks that you may be mistaken as to the true facts, or may have been led to an incorrect understanding of the true facts. You will have no claim to rescind this Agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact. None of the foregoing, however, will affect your right to challenge the validity of this Agreement under the Older Workers Benefit Protection Act.

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24.           Final and Complete Agreement. This Agreement is the final and complete expression of all agreements between you and the Company on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices, except that the agreements identified in section 10 remains in effect. This Agreement may not be amended orally. It may be amended only by a writing that specifically refers to this Agreement and is signed by all parties.

Agreed by Atossa Genetics, Inc.:

By: _____/s/ Kyle Guse________________________________

Its: Chief Financial Officer

Date: February 3, 2016

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Agreement and confirm that I have read and understood each part of it.

Agreed by: _________________________________

Date: _____________________________________

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